[EXHIBIT 99.1]

Press Release                                        Source: SETO Holdings, Inc.

SETO Holdings Announces the Termination of Hong Kong Batteries Industries, Ltd. Wednesday, November 20, 1:29 pm ET

BRIARCLIFF MANOR, N.Y. -(BUSINESS WIRE)-Nov. 20, 2002: SETO Holdings, Inc. (OTCBB-SETO) announced today that Hong Kong Batteries Industries, Ltd. ("Hkbil"), a wholly-owned subsidiary of SETO Holdings, Inc. (the "Company"), is ceasing all operations, effective immediately.

Hkbil distributed rechargeable battery packs manufactured through a joint venture between Hkbil and a company in mainland China, principally for power tools, notebook computers and camcorders. The cessation results from the recent erosion in Hkbil sales. Revenues of $2,039,543 from Hkbil comprised 30% of the Company's revenues for the fiscal year ended January 31, 2002, and Hkbil revenues of $64,404 at July 31, 2002 represented only 3% of the Company's overall revenues at that date. Management felt that Hkbil's drastic reduction in revenue and its inability to post profits necessitated this action, and the Company will no longer distribute or manufacture any rechargeable batteries. Management estimates that the Company will realize a loss from discontinued operations of approximately $660,000 from the write down of the goodwill associated with the original acquisition of Hkbil.

After giving effect to the closing of Hkbil, the Company's business lines are as follows:

      1. Manufacture and sell small precision disposable diamond and other base material tools that are used to cut and separate electronic components and devices;

      2. Distribute and fabricate industrial ceramic products;

      3. Distribute clean room supplies and tools; and

      4. Sell and service contract manufacturing in Malaysia.

About SETO Holdings, Inc. Founded in 1975, SETO Holdings, Inc. concentrates on manufacturing and selling precision diamond tools, distribute and fabricate technical ceramics; a distributor of clean room supplies and tools and Contract manufacturing services. Please visit the Company's web sites:
www.SETOHOLDINGS.com, www.stidiamond.com, www.ecsceramics.com.

Included in this release are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,

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as amended. Although the company believes that the expectations reflected in such forward- looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including sales levels, distribution and competition trends and other market factors.

Contact:

      SETO Holdings, Inc.
      Gene Pian, 914/923 5000
      Fax: 914/923-6225
      stiandecs@aol.com